NEITHER THIS NOTE NOR THE SECURITIES THAT MAY BE ISSUED BY THE BORROWER UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

8% CONVERTIBLE NOTE

MATURITY DATE OF NOVEMBER 1, 2015 *THE “MATURITY DATE”

$150,000 MAY 1, 2015 *THE “ISSUANCE DATE”

FOR VALUE RECEIVED, Max Sound Corporation, a Delaware Corporation (the “Company”) doing business in Santa Monica, CA, hereby promises to pay to the order of JSJ Investments Inc., an accredited investor and Texas Corporation, or its assigns (the “Holder”), the principal amount of One Hundred and Fifty Thousand Dollars ($150,000), on demand of the Holder at any time on or after November 1, 2015 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of Eight Percent (8%) per annum (the “Interest Rate”) from the date hereof (the “Issuance Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise; provided, that any amount of principal or interest on this Note which is not paid when due shall bear interest at such rate on the unpaid principal balance hereof plus Default Interest from the due date thereof until the same is paid in full. Interest shall commence accruing on the Issuance Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall accrue daily and, after the Maturity Date, compound quarterly.

1.      Payments of Principal and Interest.

a.	Payment of Principal. Until the Ninetieth (90th) day after the Issuance Date the Company may pay the principal at a cash redemption premium of 140%, in addition to outstanding interest, without the Holder’s consent; from the 90th day to the One Hundred and Twentieth (120th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 150%, in addition to outstanding interest, without the Holder’s consent. After the 120th day, up to and upon the Maturity Date, this note has a cash redemption premium of 150% of the principal amount, in addition to outstanding interest, but this provision may only be exercised if the consent of the Holder is obtained. After the Maturity Date of NOVEMBER 1, 2015 the Company may not repay the Note, in whole or in part, under any circumstance without obtaining the Holder’s consent. If the Company requests to repay the Note after the Maturity Date and obtains the Holder’s consent to do so, the Company must pay the Note’s outstanding principal at a cash redemption premium of 150%, in addition to outstanding interest.

b.	Demand of Repayment. The principal and interest balance of this Note shall be paid to the Holder hereof on demand by the Holder at any time before or after the Maturity Date.

c.	Default Interest. Any amount of principal on this Note which is not paid when due shall bear Eight Percent (8%) interest per annum from the date thereof until the same is paid (“Default Interest”) and the Holder, at the Holder’s sole discretion, may include any accrued but unpaid Default Interest in the Conversion Amount.

d.	General Payment Provisions. This Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized or required by law or executive order to remain closed.

2.	Conversion of Note. At any time prior to, upon, or after the Maturity Date, the Conversion Amount (see paragraph 2(a)(i)) of this Note shall be convertible into shares of the Company’s common stock (the “Common Stock”) according to the terms and conditions set forth in this Paragraph 2.

a.	Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

i.	“Conversion Amount” means the sum of (a) the principal amount of this Note to be converted with respect to which this determination is being made, (b) Interest; and (c) Default Interest, if any, on unpaid interest and principal, if so included at the Holder’s sole discretion.

ii.	“Conversion Price” means: a 40% discount to the lowest trading price during the previous ten (10) trading days to the date of Conversion

iii.	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

iv.	“Shares” means the Shares of the Common Stock of the Company into which any balance on this Note may be converted upon submission of a “Conversion Notice” attached hereto as Exhibit 1.

b.	Holder’s Conversion Rights. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock in accordance with the stated Conversion Price.

c.	Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

d.	Conversion Amount. The Conversion Amount shall be converted pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, into free trading shares at the Conversion Price.

e.	Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

i.	Holder’s Conversion Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder hereof shall transmit by email, facsimile or otherwise deliver, for receipt on or prior to 11:59 p.m., Eastern Time, on such date or on the next business day, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 1 to the Company.

ii.	Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via email, facsimile or overnight courier, a confirmation of receipt of such Conversion Notice to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within two (2) Business Days after the date the Conversion Notice is delivered, the Company shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the shares electronically, it shall, within two (2) Business Days after the date the Conversion was delivered, have surrendered to an overnight courier for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.

iii.	Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

iv.	Timely Response by Company. Upon receipt by Company of a Conversion Notice, Company shall respond within one business day to Holder confirming the details of the Conversion, and provide within two business days the Shares requested in the Conversion Notice.

v.	Penalty for Delinquent Response. If Company fails to deliver for whatever reason (including any neglect or failure by, e.g., the Company, its counsel or the transfer agent) to Holder the Shares as requested in a Conversion Notice and within three (3) business days of the Conversion Date, the Company shall be deemed in “Default of Conversion.” Beginning on the fourth (4th) business day after the date of the Conversion Notice, after the Company is deemed in Default of Conversion, there shall accrue a penalty (the “Conversion Penalty”) of Additional Shares due to Holder equal to Twenty-Five percent (25%) of the number stated in the Conversion Notice (the “Additional Shares”). The Additional Shares shall be issued and the amount of the Note retired will not be reduced beyond that stated in the Conversion Notice. If the Additional Shares owed the Holder cause the Shares requested by the Conversion Notice to exceed 4.9% of the Company’s outstanding shares, the Holder may opt instead to have the Conversion Amount reduced by the value, as calculated using the Conversion Price, of the Additional Shares owing. Each additional five (5) business days beyond the fourth business day after the date of this Notice shall accrue an additional 25% penalty for delinquency, without any corresponding reduction in the amount due under the Note, for so long as Company fails to provide the Shares so demanded. At any time after a Default of Conversion the Holder may, at their sole discretion, rescind the Conversion.

vi.	Rescindment of Conversion Notice. If (i) the Company fails to respond to Holder within one business day from the date of Conversion confirming the details of Conversion, (ii) the Company fails to provide the Shares requested in the Conversion Notice within three business days from the date of Conversion, (iii) the Holder is unable to procure a legal opinion required to have the Shares issued unrestricted and/or deposited to sell for any reason related to the Company's standing, (iv) the Holder is unable to deposit the Shares requested in the Conversion Notice for any reason related to the Company's standing, or (v) if OTC Markets changes the Company's designation to 'Limited Information' (Yield), 'No Information' (Stop Sign), 'Caveat Emptor' (Skull and Crossbones), or 'OTC', 'Other OTC' or 'Grey Market' (Exclamation Mark Sign) on the day of or any day after the date of Conversion, the Holder maintains the option and sole discretion to rescind the Conversion Notice ("Rescindment") with a "Notice of Rescindment.”

vii.	Transfer Agent Fees and Legal Fees. The issuance of the certificates shall be without charge or expense to the Holder. The Company shall pay any and all Transfer Agent fees, legal fees, and advisory fees required for execution of this Convertible Note and processing of any Notice of Conversion, including but not limited to the cost of obtaining a legal opinion with regard to the Conversion. The Holder will deduct $3,000 from the principal payment of the Convertible Note solely to cover the cost of obtaining any and all legal opinions required to obtain the Shares requested in any given Conversion Notice. These fees do not make provision for or suffice to defray any legal fees incurred in collection or enforcement of the Note as described in Paragraph 13.

viii.	Conversion Right Unconditional. If the Holder shall provide a Notice of Conversion as provided herein, the Company’s obligations to deliver Common Stock shall be absolute and unconditional, irrespective of any claim of setoff, counterclaim, recoupment, or alleged breach by the Holder of any obligation to the Company.

3.	Other Rights of Holders: Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Note, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note). All provisions of this Note must be included to the satisfaction of Holder in any new Note created pursuant to this section.

4.	Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holders the following.

a.	Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b.	Authorization. All corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement, valid and enforceable obligations. The shares of capital stock issuable upon conversion of the Notes have been authorized or will be authorized prior to the issuance of such shares.

c.	Fiduciary Obligations. The Company hereby represents that it intends to use the proceeds of the Notes primarily for the operations of its business and not for any personal, family, or household purpose. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the execution of this Agreement based upon a reasonable belief that the loan provided for herein is appropriate for the Company after reasonable inquiry concerning its financial objectives and financial situation.

5.	Reservation of Shares. The Company shall at all times, so long as any principal amount of the Note is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Note, such number of shares of Common Stock as shall at all times be sufficient to effect the conversion of all of the principal amount of the Note then outstanding. The initial number of shares of Common Stock reserved for conversions of the Notes shall be calculated as four times the number of shares necessary to convert the entire value of the Note on the day it was executed, unless the Holder stipulates otherwise in the “Irrevocable Letter of Instructions to the Transfer Agent,” and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Note based on the principal and interest amount of the Notes held by each Holder at the time of issuance of the Notes or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s Note, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Note shall be allocated to the remaining Holders, pro rata based on the principal amount of the Note then held by such Holders.

6.	Voting Rights. Holders of this Note shall have no voting rights, except as required by law.

7.	Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note, as set forth above.

8.	Default and Remedies.

a.	Event of Default. An “Event of Default” is: (i) default for ten (10) days in payment of interest or Default Interest on this Note; (ii) default in payment of the principal amount of this Note when due; (iii) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note;

(iv) breach of any covenants, warranties, or representations by the Company herein; (v) cessation of operations by the Company or a material subsidiary; (vi) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (I) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or

(3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days. The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

b.	Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and Default Interest and other amounts due, to be due and payable immediately.

9.	Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and holders of a majority of the aggregate Conversion Amount of the Notes then outstanding.

10.	Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.

11.	Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Note, then the Company shall pay to the Holder all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

12.	Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

13.	Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

14.	Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN

CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.	Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to each Holder of Notes that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

16.	Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

17.	Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.	Partial Payment. In the event of partial payment by the Holder, the principal sum due to the Holder shall be prorated based on the consideration actually paid by lender such that the company is only required to repay the amount funded and the company is not required to repay any unfunded portion of this note.

19.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects herein. None of the terms of this Agreement can be waived or modified, except by an express agreement signed by the Parties.

20.	Representations and Warranties. The Company expressly acknowledges that the Holder, including but not limited to its officer, directors, employees, agents, and affiliates, have not made any representation or warranty to it outside the terms of this Agreement. The Company further acknowledges that there have been no representations or warranties about future financing or subsequent transactions between the parties.

21.	Notices. All notices and other communications given or made to the Company pursuant hereto shall be in writing (including facsimile or similar electronic transmissions) and shall be deemed effectively given: (i) upon personal delivery, (ii) when sent by electronic mail or facsimile, as deemed received by the close of business on the date sent,

(iii)  five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or

(iv)   one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent either by email, or fax, or to the address specified on the signature page. The physical address, email address, and phone number provided on the signature page shall be considered valid pursuant to the above stipulations; should the Company’s contact information change from that listed on the signature page, it is incumbent on the Company to inform the Holder.

22.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the rest of the Agreement shall be enforceable in accordance with its terms.

23.	Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

24.	Successors and Assigns. This Agreement shall be binding upon successors and assigns.

— SIGNATURE PAGE TO FOLLOW —

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its CEO, on and as of the Issuance Date.

COMPANY

Signature:

John Blaisure

By:

CEO

Title:

2902 a Colorado Ave

Address:

Santa Monica Ca 90404

Email:

Phone:

JSJ Investments Inc.

Signature:

Sameer Hirji, President JSJ Investments Inc.

6060 North Central Expressway, Suite 500

Dallas TX 75206

888-503-2599

Exhibit 1

Conversion Notice

Reference is made to the 8% Convertible Note issued by Max Sound Corporation (the "Note"), dated May 1, 2015 in the principal amount of $150,000 with 8% interest. This note currently holds a principal balance of $150,000. The features of conversion stipulate a Conversion Price of a 40% discount to the lowest trading price during the previous ten (10) trading days to the date of Conversion, pursuant to the provisions of Section 2(a)(2) in the Note.

In accordance with and pursuant to the Note, the undersigned hereby elects to convert $ of the principal/interest balance of the Note, indicated below into shares of Common Stock (the "Common Stock"), of the Company, by tendering the Note specified as of the date specified below.

Date of Conversion:

Please confirm the following information: Conversion Amount: $

Conversion Price: $ ( % discount from $ )

Number of Common Stock to be issued: Current Issued/Outstanding:

If the Issuer is DWAC eligible, please issue the Common Stock into which the Note is being converted in the name of the Holder of the Note and transfer the shares electronically to:

[BROKER INFORMATION]

Holder Authorization:

JSJ Investments Inc.

6060 North Central Expressway, Suite 500 *Do not send certificates to this address

Dallas, TX 75206

888-503-2599

Tax ID: 20-2122354

Sameer Hirji, President

[DATE]

[CONTINUED ON NEXT PAGE]

PLEASE BE ADVISED, pursuant to Section 2(e)(2) of the Note, “Upon receipt by the Company of a copy of the Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, SEND, VIA EMAIL, FACSIMILE OR OVERNIGHT COURIER, A CONFIRMATION OF RECEIPT OF SUCH CONVERSION NOTICE TO SUCH HOLDER INDICATING THAT THE COMPANY WILL PROCESS SUCH CONVERSION NOTICE

in accordance with the terms herein. Within two (2) Business Days after the date of the Conversion Confirmation, the Company shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the shares electronically, they shall, within two (2) Business Days after the date of the Conversion Confirmation, have surrendered to FedEx for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.”

Signature:

John Blaisure

CEO

Max Sound Corporation